Exhibit 99.1

SIGNET JEWELERS ANNOUNCES NEW CEO

Signet Reaffirms Financial Guidance

Zale Integration Progressing As-Expected

HAMILTON, Bermuda, October 14, 2014 — Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the largest specialty jewelry retailer in the US, UK and Canada, today announced that Michael Barnes has resigned from his position as Chief Executive Officer and from Signet’s board of directors, effective October 31, 2014, and Mark Light, currently Signet’s President and Chief Operating Officer, will succeed Mr. Barnes as Chief Executive Officer of Signet following his departure and will also join Signet’s board of directors. Signet is also reaffirming its financial guidance initiated in its second quarter earnings release on August 28, 2014.

Todd Stitzer, Chairman said “We are delighted to announce Mark’s promotion to Chief Executive Officer of Signet. Mark is an experienced, strategic leader who has been deeply involved in the company’s Vision 2020 Strategy, the Zale acquisition and its ongoing integration. In addition he has a meticulous approach to operational details, and has been the main architect of our Sterling division’s consistently profitable growth and has played a key role in defining and executing Signet’s growth strategy. He has also been an advisor to our UK Managing Director since 2013 and became formally responsible for that business in mid-2014. These valuable attributes have been developed during his long and successful career of over 30 years with Signet, and the Board of Directors is confident that Mark is the right person to lead the Company forward as Signet enhances its position as a leading retailer in the US, UK and Canada.”

Commenting on Mr. Barnes’ resignation, Mr. Stitzer added, “Mike has been the leader of the Signet executive management team during a period of outstanding transformation and growth. Since he joined Signet in 2010, Mike has been an instrumental part of Signet’s success. He has played a critical role in Signet’s recent acquisition of Zale Corporation and its continuing integration. He has also led the development of Signet’s Vision 2020 Initiative for the future. We understand and respect his personal desire to relocate nearer to his family and pursue opportunities closer to his home in Dallas at this time. On behalf of Signet, I thank Mike for his many contributions to Signet and wish him well in his future endeavors.”

“I’ve enjoyed working closely with Mike Barnes to develop and implement successful strategies to accelerate the growth of Signet organically and through acquisitions,” said Mark Light. “I am extremely pleased with the progress we are making integrating the Zale division, and I remain confident that we will achieve our 3-year synergy expectations of $150 million to $175 million. More broadly, I’m honored to take the helm of this enterprise to move Signet forward as a leader in the retail jewelry industry, bringing ever greater innovation in products, store concepts, customer service and marketing as we continue to grow our market share. Our strategic planning, operational excellence, and superior collaboration executed by our industry-leading teams, will continue to drive our success into the future.”

“It has been a privilege to have the opportunity to lead the outstanding Signet team through a period of significant transformation,” said Mike Barnes. Over these several years, I’ve worked closely with Mark, collaborating with him on all of Signet’s strategic initiatives, including the Zale acquisition and ongoing integration. “I have every confidence in Mark and wish him success in his new role.”

Contacts:

Investors:	James Grant, VP Investor Relations, Signet	+1 (330) 668 5412
Press:	Alecia Pulman, ICR, Inc.	+1 (203) 682 8224

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK, and Canada. Signet’s Sterling division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet’s Zale division operates over 1,600 locations in the US and Canada primarily under the name brands of Zales, People’s, and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.zales.com, and www.peoplesjewellers.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the Zale acquisition on relationships, including with employees, suppliers, customers and competitors and any related impact on integration and anticipated synergies, the impact of stockholder litigation with respect to the Zale acquisition, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the SEC on March 27, 2014 and the “Risk Factors” section of Signet’s Quarterly Report on Form 10-Q filed with the SEC on September 10, 2014. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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